Exhibit No. 99.(e)(4)

FORM OF AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT, effective as of December [    ], 2016 (this “Amendment”), to the Distribution Agreement (the “Agreement”) dated as of January 1, 2008, as amended, by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation on behalf of its separate series listed on Exhibit A, and Quasar Distributors, LLC, a Delaware limited liability company. Harding Loevner LP, a limited partnership organized under the laws of New Jersey, and the investment adviser to the Company, is a party hereto solely with respect to section 5.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

AMENDMENT

1. Effective as of the date of this Amendment, Exhibit A of the Agreement shall be replaced in its entirety by Amended Exhibit A, attached hereto.

2. The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

QUASAR DISTRIBUTORS, LLC	HARDING, LOEVNER FUNDS, INC.	HARDING LOEVNER LP (Solely with respect to Section 5)

By:	By:	By:
Name:	Name:	Name:
Title:	Title:	Title:

Amended Exhibit A to

the

Distribution Agreement

Fund Names

Separate Series of Harding, Loevner Funds, Inc.

Name of Series	Date Added
Global Equity Portfolio	January 1, 2008
International Equity Portfolio	January 1, 2008
International Small Companies Portfolio	January 1, 2008
Institutional Emerging Markets Portfolio	January 1, 2008
Emerging Markets Portfolio	January 1, 2008
Frontier Emerging Markets Portfolio	May 23, 2008
International Equity Research Portfolio	December 17, 2015
Global Equity Research Portfolio	December 19, 2016
Emerging Markets Research Portfolio	December 19, 2016